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Exhibit 17.1

                                   RESIGNATION

I, Linda Horras, the Secretary and a director of Star Computing Ltd., a Nevada corporation, ("Company") hereby tender and submit my resignation as the Secretary and a director of the Company, such resignation to be effective upon this 3rd day of February 2004.

/s/ Linda Horras
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Linda Horras